EXHIBIT 99.2

DOBSON COMMUNICATIONS
Moderator: Warren Henry
11-05-04/9:00 a.m. CT
Confirmation # 971039

DOBSON COMMUNICATIONS

Moderator: Warren Henry
November 5, 2004
9:00 a.m. CT

Operator:	Good day, everyone, and welcome to the Dobson Communications Third Quarter 2004 Earnings results conference call. Today’s call is being recorded. For opening remarks and introductions, I’d like to turn the call over to Mr. Warren Henry, Vice President of Investor Relations. Please go ahead, sir.

Warren Henry:	Thank you and good morning. Today’s conference call will contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include but are not limited to statements regarding the company’s plans, intentions and expectations.

Such statements are inherently subject to a variety of risks and uncertainties. Actual results could differ materially from those projected. We discuss the risk factors that could impact the company’s overall business and performance in more detail in our reports filed with the Securities and Exchange Commission.

Given these concerns, investors and analysts should not place undue reliance on forward-looking statements. At this time, I would like to turn the call over to Everett Dobson, President, CEO and Chairman of Dobson Communications.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
11-05-04/9:00 a.m. CT
Confirmation # 971039

Everett Dobson:	Thank you, Warren. We are pleased to report in the third quarter we continued to see improving trends in the operating objectives. As we’ve stressed over the past several quarters, we continue to focus on improving ARPU and local profitability, rolling out new GSM products, stabilizing our roaming revenue stream and strengthening the performance of our nationalized network, which is fundamental to our long-term success.

Operationally, the most significant achievement in the third quarter was our ARPU of $41.20, this compared for $40.03 in the second quarter and $38.83 in the first quarter of this year. Our number one objective is to improve RPU, and we are very pleased with the trend in this area.

The $1.17 increase in the second quarter, (due to) from the second to the third quarter driven by several factors. We continue to shift our subscriber base to higher ARPU GSM subscribers, which at September 30th represented 18 percent of our subscriber base versus 10 percent at June 30th.

Secondly, we implemented regulatory fee increases in the third quarter to put us more in line with the industry. Finally, we saw in the third quarter the normal seasonal increases in average uses per subscriber, which consequently related to higher overage charges paid by the customers.

Strengthening RPU continues to be our objective, and as a result, we are not expecting to see net subscriber growth in the fourth quarter or in early 2005. We did have a small increase in that add in the quarter in the amount of 1,200.

As we noted in the press release, our net adds totaled reflected reductions in post pay and pre-pay subscribers, while refiller subscribers grew about 8,900. Longer term we do expect a number of our initiatives that are now being implemented to yield stronger net add growth, including new product development, revamped pre-paid (E-Low) product lines, increased advertising, and our relationship in Alaska with GCI.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
11-05-04/9:00 a.m. CT
Confirmation # 971039

Over time we expect these and other efforts to improve growth adds and net adds. But in the current environment, our drive to increase ARPU will make it difficult to grow net adds.

Postpaid (turn) trended up slightly in the third quarter to $2.05, but again, this was in line with our expectations as we dialed back promotions and rebates. As of the end of the third quarter, 70 percent of postpaid customers were under contract than average length of contract (line) of 13 months.

Another third quarter positive was the continued stability of roaming minutes of use. Roaming minutes continue to be on target with the 1.5 billion expectation for 2004 that we discussed in February. On the conference call, we targeted a range of 780 million to 820 million for the second half of 2004.

For the third quarter, we reported 450 million minutes, slightly ahead of the year-ago total on a same-store basis. Given the seasonal decline in the fourth quarter, we continue to believe that our (only) guidance is on target.

The other key element in the roaming equation, of course, is yield, which continues to be in line with expectations. Total blended yield in the third quarter was 13.8 cents. In the fourth quarter, we expect this yield to drop by about three-tenths of a cent due to the expected increase of GSM versus TDMA minutes.

As we noted in the press release, 43 percent of our third quarter roaming minutes were GSM, compared with 25 percent in the second quarter and 10 percent in the first quarter.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
11-05-04/9:00 a.m. CT
Confirmation # 971039

Many have asked about the effect of the Cingular/AT&T merger on our roaming business. Now that the merger is completed, we expect to sit down with Cingular and discuss possibly consolidating our three primary roaming agreements.

We are approaching this positively, and from Dobson’s point of view, we expect any agreement to be net EBITDA neutral. And there is no artificial deadline to get this done.

The other increasingly important contributor to our revenue is USF funding, which we began to recognize in the third quarter. Since being approved by the state of Wisconsin, we have subsequently gained ETC designation in Oklahoma and Michigan.

We expect to recognize approximately two million in USF revenue in the fourth quarter. USF revenue will be a significant factor in helping us improve service and network performance in our most rural markets.

I’d like to take note of a few highlights in the area of operating expenses. In the third quarter, we saw increases in (in-collect) costs per subscriber, but these were in line with expectations and related to seasonal increases in our customers’ roaming in the sale of GSM calling plans that include more roaming.

And a key part of our overall GSM marketing and roaming strategy is lowering our customers’ cost to roam, our (in-collect) costs so that we can offer more attractive GSM calling plans in our markets.

In the third quarter, we also saw increased network operating costs, and as Bruce discussed in our conference call in August, these were expected. These primarily reflected the edge upgrade with its related costs in the operation of NPI for a full quarter.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
11-05-04/9:00 a.m. CT
Confirmation # 971039

Finally, we reduced the level of (subsidy) offered to migrate subscribers from TDMA to GSM. And we saw the effect of these reductions as migrations in September declined noticeably. Customers who still wish to migrate are required to sign a two-year contract to get all of the reduced subsidy.

We want to migrate our base to GSM, but again, our primary objective is managing to maximize cash flow. Based on improving ARPU in a more stable roaming revenue stream, we were pleased to see EBITDA performance in the third quarter that was within our revised expectations for the second half of the year.

Fourth quarter EBITDA will reflect the normal seasonal decline in roaming, but given our progress today, we expect to finish the year with EBITDA at least at the midpoint of our guidance range of 166 to 176 for the second half of ’04.

I’d like to note just a few more points before turning the call over to Bruce. We completed the GSM overlay in the second quarter and since then have been focusing on strengthening the performance of our network at our traffic shifts from TDMA to GSM.

In the third quarter, we added 70 new GSM cell sites to network bringing the total of new cell sites in the year to 159. We plan on in the fourth quarter to add an additional 55 GSM/GSM-only sites.

We are also in the final stages of upgrading the network with Edge Software. We are the first Nortel customer in the United States to implement a system-wide Edge upgrade and the final markets being completed are Michigan 5 and NPI.

And the timing of the upgrades relate primarily to when they were acquired this year. The last NPI markets will be upgraded by mid December. This follows on the heels of our deployment in

DOBSON COMMUNICATIONS
Moderator: Warren Henry
11-05-04/9:00 a.m. CT
Confirmation # 971039

the second quarter this year of Edge in our (Ericsson) markets, namely Alaska, Minnesota and Wisconsin.

Another objective that we discussed last quarter was the need to maintain strong liquidity, and toward that end, we recently announced a private debt offering of 825 million in senior secured debt.

Bruce will discuss some of the particulars of this offering in a few minutes, but I would like to point out that it enhances both our liquidity and the flexibility we have to take advantage of that liquidity. We continue to focus on reducing absolute debt, increasing EBITDA performance, and thus reducing our total leverage.

Finally I want to re-emphasize that we expect stronger subscriber growth and improving profitability in cash flow next year. For this to happen, we need to see continued positive results from the operating initiative (as) discussed.

As we deliver on ARPU, and assuming that our roaming (pitch) will remain stable, EBITDA should grow. We now believe we have the platform in place to make this happen.

Bruce?

Bruce Knooihuizen:	Thank you, Everett. I’ll adjust just a few more items, starting with our operating results and then I’ll cover capital expenditures and our cash balances.

Operating revenue increased to $272.4 million in the third quarter from $252.4 million in the second quarter. That’s a $20 million increase. Of that increase, service revenue increased by about $10 million from $189.3 million in the second quarter to $198.7 million in the third quarter.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
11-05-04/9:00 a.m. CT
Confirmation # 971039

Approximately $3 million of that increase was due to the inclusion of NPI for the entire third quarter, while most of the increase relates to the increased ARPU that Everett talked about earlier.

DCSs total ARPU in the third quarter was $41.20 as compared to $40.03 in the second quarter. Also contributing to the overall increase in the third quarter total revenue was an increase in roaming MOUs.

For the third quarter, we processed about 450 million roaming minutes of use, compared with 360 million minutes of use in the second quarter. More significantly, the 450 million MOUs in the third quarter this year compares to approximately 446 million in the third quarter last year on the same-store basis, while approximately 43 percent of these minutes this year are GSM minutes of use.

Roaming yield, as Everett mentioned, came in at a blended 13.8 cents, and as he said, we expect the fourth quarter roaming yield to decline based on mix and the continued conversion to GSM of AT&T customers.

Turning to operating expense, first I’d like to highlight costs of service, which includes our cost for providing service on our network, and the expense that our customers incur when they roam on other providers’ network.

Cost of service was $7.4 million higher in the third quarter than it had been in the second quarter. About three million of that increase was due to the inclusion of NPI for the entire three months.

Another three million of the increase related to seasonally higher off-net roaming by our customers.

The remainder, about a million four reflected additional cell sites (place) of service, networking costs associated with additional circuits, and increased traffic on our network.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
11-05-04/9:00 a.m. CT
Confirmation # 971039

G&A costs increased slightly in the third quarter 44.9 million from the second quarter level of 43.1 million. NPI accounted for one million of that increase.

Marketing and selling costs in the third quarter of ’04 was $32.8 million, down one million from the second quarter of ’04. As discussed on our second quarter call, we increased our advertising spend in the second quarter with our GSM launch.

In Q3 of this year, we decreased our advertising from Q2 (up). However, we expect advertising spending to again increase in Q4 as we intend to aggressively promote our products in the holiday selling season.

Net equipment costs in Q3 of ’04 was approximately 19.5 million, as compared to the 16 million net equipment costs in the second quarter. Total handsets in both periods, including gross adds and upgrades, were approximately 194,000.

However, a greater number of higher cost GSM phones were sold in the third quarter, leading to the higher net cost. What do these third quarter trends indicate about the balance of the year? In line with earlier guidance, we expect to be in the range of EBITDA we announced in August, 166 million to 176 million for the second half of the year.

This implies lower level of EBITDA in the fourth quarter compared with the third, which is typical due to seasonally lower roaming MOUs and the effect of slightly lower roaming yields. Total selling and marketing costs, including costs of equipment, are also expected to be higher in the fourth quarter than they were in the third as we expect higher advertising and customer retention expenses.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
11-05-04/9:00 a.m. CT
Confirmation # 971039

We expect that cost of service in G&A expenses will increase only marginally in the fourth quarter. Again, the net impact of these higher costs should still leave us within the previous provided guidance for the second half of the year.

Now moving on to capital expenditures, Dobson Communications spent a total of 28.9 million in capital expenditures in the third quarter, bringing the year-to-date total to 117.8 million. Of the 28.9 million spent in the quarter, 20.6 million was spent at DCS, bringing its year-to-date capital expenditures to 83.5 million.

At American Cellular, 8.3 million was spent in the third quarter, bringing American Cellular’s total expenditures to 34.5 million for the year. In all, (all in) by year end we expect to incur the full 140 million of capital expenditures we got into earlier this year.

In the third quarter, we added 70 cell sites, and for the year we have installed a total of 159 new cell sites. Including acquisitions, our total cell sites have increased to 2,236 as of September 30th of this year, and we are on track to add another 55 by the end of the year.

All of our cell sites, with the exception of some of the more recently acquired NPI cell sites, are GSM, GPRS and Edge-enabled. The remaining NPI sites that have not yet been upgraded will be upgraded by year end.

In previous conference calls we have discussed the maintenance level to capital expenditures in 2005 of approximately $100 million. We have not yet finalized our 2000 budget, but based on the acquisitions in our current outlook we anticipate that 2005 cap ex will be somewhat higher than $100 million, although not as high as the 2004 cap ex budget of $140 million.

Finally, our cash balance at the end of the third quarter on a consolidated basis was 63.5 million versus our 99.6 million at the end of the second quarter, reflecting a reduction of 36 million.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
11-05-04/9:00 a.m. CT
Confirmation # 971039

On the second quarter conference call, we said that we expected to be free cash flow breakeven for the second half of the year. We remain confident that we will meet that objective. The third quarter included approximately $34 million more in bond interest payments than will occur in the fourth quarter.

In addition to that, we also used approximately 11.5 million of cash to reduce borrowings on our revolver and to purchase some preferred stock. Therefore, despite the seasonal decline in EBITDA from the third quarter to the fourth quarter, we expect cash flow to be positive in the fourth quarter, offsetting the third quarter decline in operating cash.

Post the closing of our recent capital market transaction, our cash balances will be further increased by approximately $80 million, less any amounts to be paid if we are the winning bidder for the RFD property in northern Michigan. We were currently designated a (stocking horse) in that process with a bid of approximately 26 million.

With that, I will now open this up to any questions. Thank you.

Operator:	Thank you. The question and answer session will be conducted electronically. If you would like to ask a question, please do so by pressing the star key followed by the digit one on your touch-tone telephone.

If you’re using a speakerphone, please be sure your mute function is turned off to allow your signal to reach our equipment. Once again, if you would like to pose a question, that’s star one. We’ll go to Pat Dyson of Credit Suisse First Boston.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
11-05-04/9:00 a.m. CT
Confirmation # 971039

Pat Dyson:	Good morning. Just had two questions. First, could you provide an update on the combined overlap of AWE Cingular to both the American Cellular subsidiary and the Dobson cellular subsidiary?

And your thought on the impact of such overlap as you think about 2005 roaming MOU. And then secondly, Bruce, just to kind of follow up on your comments on the balance sheet, any update that you’re willing to provide on any of the purchases that you may have made post the bond deal?

And then if you could just provide specific detail on the – you mentioned you brought back some preferred post the second quarter. If you can just provide the detail on what you actually bought back there. Thanks.

Everett Dobson:	Well, I’ll start on the Cingular overlap to Dobson Communications. I think we’ve estimated it to be approximately 35 percent, in that range. It’s a little bit more at Dobson than it is at American. And you asked us to separate between the two.

I don’t know the exact percentages but it is certainly higher at Dobson where AT&T had pretty significant overbuild strategy in GSM, (indicates) that they’d built – some of the MSA they wanted to cover long Youngstown, like Frederick, Maryland.

Those are networks. Those are areas where AT&T had been, particularly (address) even in the GSM arena. Most of the areas do not have TDMA network so it’s a little different argument on TDMA. But in GSM, that’s about the overlap.

Bruce Knooihuizen:	OK. And in terms of the questions on the balance sheet and in terms of the recent purchase of securities, you know, we’ll close our current deal on Monday. And so we’d

DOBSON COMMUNICATIONS
Moderator: Warren Henry
11-05-04/9:00 a.m. CT
Confirmation # 971039

really rather wait until then before we announce the particulars on any of the purchases we’ve made in that.

In terms of the preferred stock purchases, those were made back at the beginning of the third quarter. We had previously done a press release on that. We spent about 4.5 million of cash on those securities.

Pat Dyson:	OK. Great. Thanks. I appreciate it. And then just one quick follow-up on the roaming. Everett, back in February I think you put out or talked about eight to 12 percent growth potentially in 2005 roaming MOU. Is that something that’s – just as we think about putting out of ’05 outlook, any thoughts there as far as that number’s concerned?

Everett Dobson:	Yes, I haven’t really focused on that in the way that it deserves, in the attention, in the manner that it deserves, in all honesty. But my intuition is that minutes should grow next year, roaming minutes.

You know, it’s largely dependent on the things we’ve always talked about, and that’s the success of the new Cingular in this case and, you know, their activities, their marketing strategies with respect to the kinds of plans that they’re selling.

We don’t expect to see any overbuild from Cingular next year. And so I don’t think that’s a concern at all, but obviously the growth in their minutes is clearly what will drive that number, and it deserves attention. It deserves attention on market by market, almost to (sell side) by (sell side) basis, looking at, you know, looking at current trends. And we’ll do that before we give guidance in ’05. But my intuition is that minutes should continue on the upward trend.

Pat Dyson:	OK. Thank you.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
11-05-04/9:00 a.m. CT
Confirmation # 971039

Operator:	We’ll go to Steve Wolin of Sankaty Investments.

Steve Wolin:	Hey, guys. How are you?

Everett Dobson:	Good.

Steve Wolin:	Just a couple questions. The first one is, the turn in your prepay business still seems to be particularly high. I think your (AmCell) turn seems to be, you know, in the low double digits, 13 percent or so in the last quarter.

I’m wondering if you could talk a little bit about the economics of the prepay business, how much it costs to acquire those customers, given that they’re staying for, on average, about a year. And what you guys are thinking about in terms of reducing that (turn).

Everett Dobson:	Well, I can start with the cost to acquire is virtually nil in terms of the incremental cost. Certainly we’ve got embedded overhead in all of our sales and marketing aspects.

But incrementally we ask or we are getting full payment for the phone starting out in the prepaid side. As to the (turn), I think it certainly, as I said in my comments, we are expecting to revamp prepay or we’re planning revamping and relaunching of prepay and our (E-Low), which is a pay-as-you-go type, phone-in-the-box type product.

I think both of those deserve some attention, some special attention, and I think it creates an opportunity. (You asked) about the profitability. Prepay is very profitable for us. Incrementally as you look at our gross margin in the prepay, even at the (turn) levels you’re talking about, it is a high-margin business.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
11-05-04/9:00 a.m. CT
Confirmation # 971039

I’d like to grow it. I don’t want to turn this, I don’t want to turn Dobson Communications into a prepay business, but I do believe that there is an opportunity for some incremental adds from the so-called credit challenged or no credit market that, again, will add some profitable margins to the total picture.

But yes, you’re right. (Turn) needs to come down in that area, and we are talking about some organizational changes that will put more emphasis in that category.

Steve Wolin:	OK. And can you guys also update us on the liquidity situation with regard to American Cellular? Any movement or inner-company loans or movement of funds that may have occurred during the quarter and what the longer-term thoughts are with regard to securing liquidity there?

Bruce Knooihuizen:	Yes, in terms of American, first of all, no, there are no funds that – other than the normal reimbursement of costs between the different entities, there’s no flowing of funds between American and the other entities.

We feel comfortable that it’s got a good liquidity position. Under our current indentures that we have over at American, we do have a carve-out for an additional 200 million, and one of the areas that we’ve considered and that we’re looking at is putting in perhaps some kind of revolver just to handle day to day cash requirements. But generally in liquidity, as we look out, we feel comfortable with American.

Steve Wolin:	How much cash is at American right now?

Bruce Knooihuizen:	At the end of the quarter it was....

Everett Dobson:	About six or seven.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
11-05-04/9:00 a.m. CT
Confirmation # 971039

Bruce Knooihuizen:	About six or seven million at the end of the quarter.

Steve Wolin:	OK. Thanks, guys.

Operator:	We’ll go next to Ethan Schwartz of (BRG) Capital Group.

Ethan Schwartz:	Thanks. Actually CRT. I came on late so I apologize if I’m repeating questions. First of all, obviously the American Cellular roaming went up pretty sharply. What was that attributable to?

Bruce Knooihuizen:	In terms of roaming, you know, again, when you look at the Dobson or American each quarter, some quarters one does a little better than the other, but generally the trends are generally in line with each other.

And American in the third quarter we just a little bit more growth from the Cingular customers than we did in Dobson and a little bit less of a decline in the AWE minutes, generally speaking. But there’s no inherent reason why American grew that much faster than Dobson in this quarter.

Ethan Schwartz:	Were Cingular customers thrown onto the American Cellular networks at all because of the unwinding the Cingular T-Mobile joint venture?

Everett Dobson:	We are seeing some of that, actually, up in the New York cluster. Yes.

Ethan Schwartz:	But then that gets to the next question. Can you give us the state of play of the New York cluster? In other words, Cingular made that announcement that they were, indeed, already building out.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
11-05-04/9:00 a.m. CT
Confirmation # 971039

I know you’ve been through this before, but can you just clarify are they allowed to build out? You know, how much are they allowed to build out? Do you then have the right to try to purchase that at fair value? You know, sort of all those questions?

Everett Dobson:	Yes, the press release said that they enhanced coverage in the Hudson Valley. The enhanced coverage consisted of the T-Mobile network, at the time, or the T-Mobile joint venture, I should say, a few sites that they own themselves, and the sites that American Cellular owns.

And we have, in fact, enhanced coverage significantly up there. And they’re using those sites to comprise the, so-called Cingular product. They did open a store in Kingston to again sell Cingular products. But the so-called enhanced coverage was a combination of ourselves and themselves, and certainly T-Mobile’s joint venture network.

Male:	Yes.

Everett Dobson:	And it’s a good, strong, combined network in that region. It needs to be promoted. In terms of the buy-back rights, we do have a right to buy back, certainly, the Cingular sites that they themselves have, which are not a significant number of sites.

We believe, anyway. We’ve been told that they’re not a tremendous amount of sites, and that considering the size of that whole region. And we are, we certainly have buy-back rights, and we expect to exercise those rights, and certainly the economics are as we intuitively see them today and would expect them to be.

Ethan Schwartz:	So just to refresh, could part of the surge in the roaming revenue to American Cellular have been attributable to Cingular itself sort of going out and concentrating or increasing its sales in that New York cluster and also pulling off the T-Mobile network?

DOBSON COMMUNICATIONS
Moderator: Warren Henry
11-05-04/9:00 a.m. CT
Confirmation # 971039

Everett Dobson:	No. If you look at the spread between the markets, we did not see anything proportionately different in the New York cluster or significantly improved or different in that area.

Bruce Knooihuizen:	And a lot of that occurred later in the quarter as it is anyway, so it will have an impact but certainly we didn’t see a surge in the third quarter because of that.

Ethan Schwartz:	OK. And then on American Cellular, you know, you’re going to sit down and talk with Cingular about a lot of things. Can you tell us, you know, from the point of view of American Cingular bondholders, will the American Cellular talks take place sort of separately from the Dobson talks?

Is it all going to be sort of one big pile-ups on the table? I guess, let me say plainly what I’m thinking. Under your indenture to the American Cellular bondholders, you can’t sell property of American Cellular except for fair value, and I think property is defined partly as rights.

And I guess you yourself just said a moment ago that what American Cellular has against Cingular are rights. So, you know, how are you going to deal with the separate value of American Cellular’s rights against Cingular as opposed to Dobson’s rights against Cingular, which are somewhat weaker?

Everett Dobson:	Well, I can assure you we’re very mindful of that. And we will pay particular attention to American Cellular as an operating entity and as reporting entity. It does have $900 million of bonds in the marketplace. We know that. We understand that.

American does – you look at the American versus Dobson agreement, the roaming agreement with respect to the terms, are almost identical except for the fact that American independently has buy-back rights in the certain overlap markets that include northeast Oklahoma, New York, a little bit in Ohio. Yes, a little bit in Ohio and that’s basically it.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
11-05-04/9:00 a.m. CT
Confirmation # 971039

But in terms of exclusivity, in terms of the length of the contract, in terms of the fixed rate, albeit they’re different, the contracts look almost identical. And as it comes time to negotiate any improvement or changes in the roaming dynamics, we will absolutely – we will be very mindful of American as a reporting entity and as an entity that has a sizable amount of public bonds.

Ethan Schwartz:	OK. Thanks very much.

Operator:	We’ll go next to Stephen Flynn of Morgan Stanley.

Stephen Flynn:	Good morning. I had a couple of questions on (turn) trends. Just want to follow up on two issues. Number one, have you had a chance to go back to the, I think you identified about 120, 140,000 low ARPU are TDMA subscribers that you wanted to go back to and try and move on to higher ARPU, more profitable GSM plans.

I wanted to find out how that progress is going, if there’s been any negative customer reaction to that. And then also, the other day Cincinnati Bell reported a very sharp increase in customer (turn) about almost a year after they’ve launched their GSM network, and they blamed it on some of the problems they had in their own GSM network in Cincinnati, but also some of the problems their subscribers had in roaming onto AWE’s national GSM network.

Can you talk a little bit about your experiences so far and if there is, you know, any fears, any chance of the same sort of uptick in (turn) later on or do you feel that you’ve got a high network quality already on the GSM side? Thank you.

Everett Dobson:	You know, on the price increase for the 140,000 or so very (low key) to make (turn), we really don’t have anything to report on that. The so-called bills have only been out for a couple of

DOBSON COMMUNICATIONS
Moderator: Warren Henry
11-05-04/9:00 a.m. CT
Confirmation # 971039

weeks in that area. And I had not seen any particular (turn) on that. I think it’s a little bit early. But we are – we are certainly wanting to see the effects of that.

Stephen Flynn:	I’m sorry, did you raise prices on their TDMA plans or

Everett Dobson:	Yes.

Stephen Flynn:	Oh, OK. You did. OK.

Everett Dobson:	Yes. On approximately 140,000 lower-paying TDMA subscribers, and the price increase was $2.00 per month.

Stephen Flynn:	OK.

Everett Dobson:	I have not focused on the Cincinnati Bell issue. I probably need to find out the particulars there. In terms of our own experience, right now, albeit we’re only about six months in the GSM, we’re not seeing anything – and the GSM subscribers are under contract.

But we’re not seeing anything that’s different than what we experienced in TDMA. Now having said that, we’ve got some areas where, Wisconsin’s a good example, where we don’t have a very significant GSM network in the southern part of the state.

And therefore it’s very difficult for us – or not difficult, but it’s more of a challenging, it’s more of a challenge to sell customer GSM products to those customers, anyway, that desire to roam significantly.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
11-05-04/9:00 a.m. CT
Confirmation # 971039

Now there’s an embedded base of customers that don’t do a lot of roaming. So that’s always a challenge and, you know, that’s where the, you know, at least the TDMA networks are still vitally important in certain areas.

In terms of the quality around roaming, I think our roaming quality right now is at an all-time high with Cingular and AT&T merging, particularly. I do know that AT&T is invested heavily on their network and it has, you know, their folks – their advertising campaign is raising the bar in improved network quality.

I don’t think, at least it hadn’t gotten to me, anyway, that we’re experiencing any problems with our roaming experience for our existing customers. But we are anxious to see improved and expanded GSM national coverage from a lot of independents, and certainly that’s expected and we’ll go forward with that.

But it’s a challenge. It is clearly a challenge overlaying GSM on top of TDMA. There is a continuous network challenge that goes with that until the so-called migration is finished. But with AMR technology, with increased sales sites, we’ve added spectrum in certain areas, those are all things, those are all tactics that aid that and improve that. But we’re certainly – we’re very pleased thus far with the progress of our GSM network.

Stephen Flynn:	Yes, I think one issue for (CBB) may be the fact that they do not have contracts. I imagine most of your GSM subs are under one or two-year contracts, right?

Everett Dobson:	Yes. In fact, I think we reported it about 70 percent are under contract and the average length was 13 months.

Stephen Flynn:	OK. Great. Thank you.

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Everett Dobson:	Yes.

Operator:	We’ll go next to Donna Jaagers of Janco Partners.

Donna Jaagers:	Hi. Most of my questions have been answered but I was just curious, given that you’ve completed the financing now, what are your plans on preferred stock dividend?

Everett Dobson:	Preferred stock dividends. That’s an area that we’ll address quarterly with our Board of Directors and we’ll make the decision based upon all things, liquidity, prospects of the business, cash on hand, certainly.

We did not make the dividend payment based upon our analysis of those things last quarter, but in all fairness to ourselves and the Board of Directors and the decision-making process itself, we will defer until the appropriate time.

Donna Jaagers:	OK. Thanks.

Operator:	Matthew Crates of Merrill Lynch.

Matthew Crates:	Hi, guys. How you doing?

Everett Dobson:	Great.

Matthew Crates:	I just wanted to discuss real quick with you your roaming negotiations with Cingular and see how you’re thinking about that going forward because if you saw last quarter, AWEs (turn) was extremely high.

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I think it was 3.7 percent right before the merger. And Cingular’s is pretty high around 2.8 percent. We estimate here in Merrill Lynch that about 19 percent of Cingular’s revenue will be eaten up in (sharing) expenses next year. Given that, and given it would cost several hundred millions of dollars to build out or overlay your properties, shouldn’t you have a better stance or footing going into these roaming negotiations?

Everett Dobson:	Yes, I think we got a good solid stance going in the roaming negotiations, but I don’t think it’s because of their cost to overbill our network or their high (turn). I think it’s because we are both in the, you know, same game together, so to speak.

We’re both in the GSM community. It’s important for us to support each other. They rely heavily on us to complement their footprint. We talked about the New York product that they offer a little bit later. That’s a good example where our networks are intertwined. And we need them and they need us. So I think that’s the basis of a good, solid, constructive relationship that will create value for both of us.

But I don’t – in our particular case, as I said, we don’t have a, there’s no gun to our head. There’s no timelines. Neither party is, feels the, you know, the absolute urgency to do anything, and we may not do anything. It would be great if we could simplify things for our administrative team but what is important is to work on a lot of day-to-day projects and issues that affect both customers or both company’s customer bases.

So that’s – and I hope they bring they (turn) down. I think they’re on the right path. Clearly you saw some increased aggressiveness towards the AT&T sub-base as the merger got closer and closer, which would be expected in a competitive world. But I applaud Cingular. I think they’ve done a good job in the post-merger era to get a focus on their customers and try to stem that issue.

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Matthew Crates:	Given that recent signings of roaming agreements with other operators have generally been to the detriment of the smaller operator, are you pretty certain that you would not sign an agreement given the current agreement runs through 2008/2009, that you would not, for sure, sign something that would be detrimental to EBITDA, and would hopefully obviously be EBITDA neutral. If it’s not at those levels, would you sign it?

Everett Dobson:	Yes, I’m certain I wouldn’t intentionally do that. I’ll put it that way. We’ve always talked about the difficulty in trying to predict where minutes – or the difficulty of trying to predict the net balance, the trade going out. In other words, what they pay us versus what we pay them is obviously trying to predict both parties’ minutes.

And so that’s the only variable that would weigh into it. But I’m certainly not going to go into discussions – and there’s, in the past, we have been one to, in effect, (back-weight) the agreements, or by certainty, lower rates with more certainty, exclusivity is a big example of that.

We’re just not in a position to do that this time. Our position has been made very clear that our capital structure right now depends on meeting certain cash flow targets into ’05, and that’s certainly the focus right now.

And I will say, I don’t think Cingular has expressed any dismay with that. They’ve been understanding in that regard. And albeit the discussions have not really materialized to a level where we’ve gotten into the meat of it, but at least preliminary there’s no significant issues or problems or anything.

Matthew Crates:	When do you think we could see, possibly, this come to fruition or see a new agreement?

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Everett Dobson:	Well, you know, I think if it happens, you’ll likely see it, you know, some time probably in the first part of ’05. Could be sooner but as I said, it may not happen at all. There’s nothing really to happen. There’s not a lot, there’s not a lot (out there) roaming that needs to happen. And so you may not see anything. But if you do see something, we certainly are focused on an EBITDA neutral solution.

Matthew Crates:	Thank you.

Everett Dobson:	Yes. Thank you.

Operator:	We’ll go next to Andy Scheffer of John Levin & Company.

Andy Scheffer:	Hi. Two things. Can you go over what the (ORPA) trend was for October and then what your working capital uses were in the quarter?

Everett Dobson:	In October, obviously we haven’t released anything. We prefer not to. I will say this, that we can say that our ARPU expectations in the fourth quarter we expect to be higher than ARPU was on a, again, a same-store basis, as we’ve been calling it, higher than it was in ’03, which is significant when you consider that, at least for the first three quarters, it was lower than it was in the prior year.

Andy Scheffer:	And what was that number in ’03?

Everett Dobson:	Does anyone got that now?

Male:	Forty dollars.

Everett Dobson:	About $40.

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Andy Scheffer:	OK.

Everett Dobson:	In ’03. And I think we have also said, I think it was in the press release, actually, that we did see a rise in September of ’04, in the month of September of ’04, as compared to ’03, and that trend we expect to continue in the fourth quarter.

Andy Scheffer:	I think when you were on the (same) quarter call you gave some guidance or some indication that July had continued its improvement, so I was just hoping you’d be able to do the same thing here.

Everett Dobson:	July? On what?

Andy Scheffer:	When you had the second quarter call you mentioned July ARPU trends were continuing to improve, and I was just wondering if you were going to put some same light on October.

Everett Dobson:	No. Other than my comment, September was up over – September was up over ’03 and we expect fourth quarter in total to be up over ’03.

Andy Scheffer:	And then the working capital?

Bruce Knooihuizen:	Generally speaking, when you’re looking at our third quarter results, and I don’t know if you mean specifically just the working capital component, but in the third quarter on a cash basis we spent about $69 million of (interest time) interest payments.

Andy Scheffer:	Yes.

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Bruce Knooihuizen:	... and another eight million early in the quarter on dividends, about $28 million of cap ex and then we had a negative working capital of about $14 million that’s due in part to reduction in accounts payable, but it’s really more of a function of increased receivables, primarily roaming receivables because of the seasonality of them. And the end of the third quarter that receivables is quite a bit higher than at the end of the second quarter. That was generally the cash uses in the third quarter.

Andy Scheffer:	Got you. Thank you.

Operator:	We’ll go to Barry Kaplan of Maple Tree Capital.

Barry Kaplan:	Hi. I was just wondering if you could update us on your search for a chief operating officer.

Everett Dobson:	I can update you to the extent that there’s nothing to report and things are moving along. And we are out in the market and talking to a lot of people. And hopefully – I think the update, if there is any, is that it’s a first quarter of ’05 event, and hopefully by then we’ll have something ready to announce in that area.

Barry Kaplan:	OK. Thanks.

Operator:	We’ll go to Romeo Reyes of Jefferies & Company.

Romeo Reyes:	Yes. Good morning. I have a couple of questions. On your ’05 cap ex, it seems high to me, $100 million of maintenance cap ex. But can you give us a sense as to what you’ll be spending the money on in 2005, number one, and how that will be apportioned between (AmCell) and DCS? Give us a sense of how much of that is, sort of, one-time (coming) cap ex for the business.

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That’s the first question. And the second question is with respect to your EBITDA neutral deal. I guess that’s your philosophy with respect to the Cingular negotiations. Is there a possibility that, you know, you would have (a deal) that over time is EBITDA neutral but it’s EBITDA negative at the beginning and then you sort of make it up in the outer years? You know, that’s the second question.

And then just a quick housekeeping on the cash, how, pro forma for the deal, how much cash do you have at the (OPCO) and how much cash do you have (up at the), at the (Wholeco desell)? And then the last question is with respect to the ability to upstream cash from the (out club) to the holding company, can you give us a sense of what sort of the basket is pro forma for the deal right now? How much cash you can upstream? I guess and one of the preliminary (reads) that I saw that you could upstream EBITDA minus 1.6 times interest expense, do you have a sense of what this is now? Thanks.

Everett Dobson:	All right. Let me answer the first two parts first and Bruce and Richard can work on the upstream cash issue plus the cash between the (OPCO) and the (Wholeco). Cap ex targeted right now and I think we’ve said in the past, maintenance cap ex is roughly 100 million. That’s about 10 percent, a little under 10 percent of our revenue. We have 2,200-plus cell sites, 1.6 million subscribers that are using almost 500 minutes a month, a billion and a half roaming minutes.

So I think that – and we’ve always got the cap ex associated with improving our image and our presence in the market in the stores, new locations. So I think you will find that maintenance cap ex of under 10 percent of a relatively mature telecom company is about where it is.

In terms of next year, we said 100 million – we’ll spend at least 100 million but we will spend no more than the 140 million that was spent this year. And the reason we’re being a bit vague on

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that, not a whole lot, but we just, we’re now in the budgeting process. We’re going through our markets, are of (valuary) market, (above) market, and we’ll make that call relatively soon.

Romeo Reyes:	Everett, just on the cap ex question, I mean, when I look at some of the companies that, you know, have, you know, constrained liquidity positions, I mean, they seem to spend anywhere between $2 and $4 per covered pop of cap ex. Maybe that’s the wrong way of looking at it.

Was it because of the density in your market than because you are very – I mean, you have a lot of roaming minutes on your network. But it seems to me that, you know, some of the other companies that I’m sure you’re familiar with, they spend something like, you know, $4 per covered pop at the most. It seems like your number is something closer to like, you know, $8 or $9.

Everett Dobson:	Yes. I can’t speak for them. They’re going to make their decisions based upon what their beliefs are and what their objectives are and what their opportunities are. And if there’s come out less, then that’s certainly their prerogative.

In terms of the roaming discussions with Cingular, you asked the question if we were going to back-(weight) the contract to start out a little slower and maybe improve it over time. The answer is no on that. And Bruce?

Bruce Knooihuizen:	In terms of the cash post transaction, I think we’ve mentioned this before. We have approximately $50 million of cash up at the holding company. And Richard, I think, already said that there was about $6 million at (AmCell).

And so all the additional cash that we get from this transaction will be down at the operating company level. In terms of the basket, I don’t have the papers in front of me with the exact baskets, or the amount that can be upstreamed up, but generally speaking, you’re right, we have

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a number of different baskets that have some specific purposes that allow us to upstream money to the parent company.

And then we also have certain restrictions, as you suggested, EBITDA less 1.65 times interest. That can either increase or decrease that basket. What I would suggest is that for those who are a part of the (res) to look at them in detail. But they’re, I think, fairly typical of other deals in terms of the EBITDA formula plus certain baskets.

Male:	One thing I might add is that when you look at transferring cash between the parent company and DCS, that is not a restricted payment. Those are both restricted entities under our existing indentures, and therefore those do not impact the baskets.

Romeo Reyes:	And I don’t know if somebody asked this question before but with the excess cash that you raise from the bond yield, do you intend to buy preferred or just some of the (Wholeco) bonds?

Male:	No, we – with the additional cash we’re going to use that to buy bonds at the parent company.

Romeo Reyes:	But no preferred?

Male:	That’s correct.

Romeo Reyes:	Thanks.

Operator:	We’ll go to Ric Prentiss of Raymond James.

Ric Prentiss:	Yes. Hey, guys. I want to piggy back off a little bit on some of Matt’s earlier comments to Cingular with AT&T closing now, they’re starting to address their thoughts on what to do with

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UMTS. In the past they’ve suggested that they’d like to see some of the roaming partners, such as Western, yourself, get on board the UMTS path. What are your thoughts in that regard? It also seems like they’re wanting you instead of needing you, possibly. And does that trade any kind of interesting dynamics in the negotiations? But just a little update on what are you hearing from Cingular so far in UMTS and their desires to have you guys roll that out?

Everett Dobson:	Well, as I said earlier, I think Cingular and ourselves would both argue that we need to collectively further the so-called technology path that we’re on to mutually benefit each other.

Having said that, 3G or the path to UMTS or (HSDPA) or whatever path is chosen, is a bit different. It’s a little bit unique. And it’s out there. It’s not anything that is a significant, what I’d call a significant focal point of the discussions today. They might be in the future, and perhaps that does give us a bit of a stronger playing field, but, you know, if – UMTS is a completely different voice and data technology. So it’s a whole different path.

And presumably there will be significant benefits. I think we’ll – I think the early stages of UMTS are a bit short in terms of the bandwidth and the speed that ultimately will be a (trenchiater) in the marketplace and perhaps the (HSDPA), which you’re hearing more and more of, will be that, will have that added benefit.

It’s a little early to really start commenting on it. On the one end, I’m a little pleased that the UMTS discussions are now looking like an ’06/’07 discussion as opposed to ’05. I think we need some maturity in our Edge network and our existing GSM voice network as well.

Ric Prentiss:	You want to get a return on some of the stuff you already spent on.

Everett Dobson:	Exactly.

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Ric Prentiss:	Yes. A follow-up question. I missed it. I was writing too fast and too many calls, I guess, today. What was the roaming minutes used? What was the raw number and what was it up quarter over quarter? And then can you update us as far as what you guys are doing with your towers?

Everett Dobson:	Yes, I can give you the tower updates real quickly. We are exploring some – we’re having some discussions and exploring some opportunities in that area. And we’ve said in the past, we’re going to be very price conscious and look at all options and make a judgment call in the future. But nothing really to report on that.

Male:	In terms of the minutes, in the third quarter of this year, we processed about 450 minutes of use. And that compares to, on a same-store basis, 446 million in the third quarter of last year. And second quarter this year we did about 360 million minutes.

Ric Prentiss:	OK. And then that was – the 43 percent in GSM, that was applying against the 450 minutes then?

Male:	Correct.

Ric Prentiss:	OK. And the 25 percent GSM was on a same-store basis also?

Male:	In the second quarter?

Ric Prentiss:	Yes.

Male: Yes.	And last year it’s negligible GSM minutes.

Ric Prentiss:	Right. OK. Good luck, guys.

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Everett Dobson:	I think we have time for a couple more questions and we need to call it a day.

Operator:	We’ll go to Anthony Klarman of Deutsche Bank.

Anthony Klarman:	Thanks very much. A couple questions. First, as it relates to American Cellular, I was wondering if you could provide some clarity on your thoughts on the ability to buy back those overlapping properties, specifically how you would look to fund that at (AmCell).

Is that something that you might fund with dividends down from Dobson, or I guess now that you have the ability to do so with proceeds from a potential tower sale that were unrestricted or unencumbered by the most recent deal?

And then on the roaming side, I think back at the analyst day, back before anybody really knew very much about AWE/Cingular timing, you were talking about an assumption of a June 2005 close, and I think you had shown numbers about, you know, what the estimated TDMA roaming revenue loss would be in ’06 of something, ’05 of something around seven million and maybe 10 million in ’06.

And I was wondering how fast or how large those numbers are now escalating given that the acquisition has closed at least six months earlier than the original expectation. So might we see TDMA roaming revenue running off faster than was originally expected? Thank you.

Everett Dobson:	Sure. The – I applaud them. They got the deal done sooner than we anticipated. I think it says as much as anything. First of all, they did their homework. They worked hard at it and they were looking – we are looking at an industry that probably had too much competition.

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And there was certainly – the facts are that, or the ruling was that this merger would not have a detrimental effect on the public. And so I applaud them. I’m glad to see it. I’m very pleased to see it. In terms of the TDMA, yes, we do have a couple markets, a few markets where Cingular has a TDMA network, as do we, and AT&T customers use us. And there is a possibility that those customers go over to Cingular.

And I think in February we were suggesting that was a $12 to $15 million annualized number, or if it closed it in June of ’05 it would be about $7 million. Our thinking now is it’s going to be less impacting than that, and in part because of the little – the little faster migration to GSM than we expected and thus the importance of TDMA minutes being lessened.

I think we’re also of the belief that Cingular may not improve or may not have the capacity in TDMA, and if they don’t they probably won’t be buying TDMA assets to support a relatively near-term TDMA revenue stream. As those customers migrate, it becomes a moot point. So our thinking now is that if, in fact, they do start to move those minutes that it may have a negative effect, but only to the tune of about $6 or $7 million annually.

The tower cell assets, I think the question was between the American and Dobson, what are – or excuse me, tower cell assets as it may relate in American to our liquidity and the ability to exercise the buy-back rights, you’re right, the tower assets, American does own, I believe, about 40 percent of our tower portfolio, about 255, 200 sites.

And so yes, those proceeds would come directly to American. American also has a $200 million senior debt carve-out, bank debt carve-out that could certainly be tapped or accessed to exercise the buy back. Having said all that, we don’t expect to buy back assets to be anywhere near that side, and in fact, if you just look at the relative size of the markets involved, we don’t expect them to be too terribly significant. And we do have resources to complete the buy back, and we expect to complete if the economics are as we believe them to be.

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Anthony Klarman:	Great. Thank you.

Operator:	We’ll take our next question from Avi Benus of JP Morgan.

Avi Benus:	Thank you. Excuse me. Along that line, when you’re looking at potential acquisitions versus, you know, buying back bonds or buying back preferreds, you know, what metrics are you looking for or what kind of total returns do you need to modeling?

Everett Dobson:	Yes, Bruce, go ahead.

Bruce Knooihuizen:	Well, that’s exactly what we do. If we look at properties to purchase, we look the kinds of return we can get on that property versus the kinds of returns we can get from buying back bonds or any other security.

And as you’ve seen and as we’ve indicated, generally we are not in the acquisition mode much like we were a few years ago. There are opportunities like the NPI transaction and like the RFB that have both what we think are very attractive economic returns, as well as having very strong strategic reasons for us buying those properties.

And from an acquisition standpoint, that’s really our focus as we go out in the near term. We are looking at things that have both economic and strategic returns that fit within our existing plan, but we really aren’t in the mode to expand the business, per se, through acquisitions like we had before. And that’s, those are the kinds of things we look at in making those decisions.

Avi Benus:	OK. And just back to an earlier question, when you mentioned on the new secured bond deal, secured deal, excess cash would be used to buy back bonds, were you referencing the $125 million of upsizing, or the excess cash you now have on the balance sheet?

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Bruce Knooihuizen:	I was talking about the $125 million that we used to upsize the deal.

Avi Benus:	OK. And nothing beyond that specifically.

Bruce Knooihuizen:	Pardon?

Avi Benus:	And nothing beyond that specifically?

Bruce Knooihuizen:	Right. I mean, no comments to anything beyond that.

Avi Benus:	Yes. OK. And just last question, you mentioned in the press release that migration slowed down towards the end of the quarter, is that by your own doing or is that something that you’re just seeing going on by customers, you know, not taking the GSM product as quickly as they did earlier on?

Male:	It’s a little bit of both. We increased the subsidy – or excuse me, decreased the subsidy, increased our cash on a per-subscriber basis compared to the previous quarter, and as a result, migration slowed down a little bit.

But there’s nothing – we could do some back up with a heavy (per-mode), heavy subsidy. So there’s nothing about GSM, per se, or the product that (Ray) plans or anything else that we think are (limiting) our success in that area.

Avi Benus:	OK. You don’t have plans to necessarily (chase) that back up?

Male:	No.

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Avi Benus:	No. OK. And then just one final thing, liquidity at the end of the year, do you have a target?

Male:	No. We don’t – we have not commented on that and I don’t think we do, we’re prepared to do it right now except to say that we believe liquidity is very, very important for our success and our future.

Male:	Yes, and I think we’ve already talked about cash balances on what we expected for the second half of the year and the additional cash that we get from this offering.

Avi Benus:	OK. It sounds like, you know, the credit facility at (AmCell) will help out to put that in place.

Everett Dobson:	Yes. Absolutely.

Avi Benus:	Thanks.

Operator:	And gentlemen, I’ll turn the conference back to you for any additional remarks.

Everett Dobson:	OK. Thank you very much. It’s been a delight talking to everyone today. We look forward to the next quarter.

Operator:	And that concludes today’s conference call. We thank you for your participation. You may disconnect at this time.

END